December 3, 2020

Consolidated Edison, Inc.
4 Irving Place
New York, New York 10003
Re: Securities Registered Under the Securities Act of 1933

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Consolidated Edison, Inc. (“Con Edison”). I and other members of the Law Department of Consolidated Edison Company of New York Inc., Con Edison’s principal subsidiary, have represented Con Edison in connection with the issuance and sale of $650 million aggregate principal amount of Con Edison’s 0.65% Debentures, Series 2020 A (the “Debentures”). The Debentures were registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (No. 333-226538, the “Registration Statement”). The Debentures were issued under the Indenture, dated as of April 1, 2002, between Con Edison and The Bank of New York Mellon (formerly known as The Bank of New York (successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))), as Trustee, as amended and supplemented by a First Supplemental Indenture, dated as of August 1, 2009 (the Indenture, as so amended and supplemented, is herein referred to as the “Indenture”).
We have examined such documents as we have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison; (b) the Indenture; and (c) minutes of meetings of the Board of Directors of Con Edison.
It is my opinion that the Debentures are the legal, valid and binding obligations of Con Edison in accordance with their terms.
I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.
I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,
/s/ Deneen Donnley